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                                                                     EXHIBIT 4.5



                 BOOKS-A-MILLION, INC. EXECUTIVE INCENTIVE PLAN

         Section 1. Purpose of the Plan. The purpose of the Books-A-Million, Inc. Executive Incentive Plan (the "Plan") is to establish an incentive program for selected key management employees of the Company and its subsidiary, in order to motivate and retain key management and to assist the Company in reaching its financial and strategic objectives.

         Section 2. Definitions.

         (a) "Award" means an incentive compensation award payable to a Participant under the Plan.
         (b) "Award Schedule" means the schedule prepared by the Committee for each Performance Period establishing, among other things, the performance goals for a given Performance Period for each Participant and the Target Award for each Participant.
         (c)      "Board" means the Board of Directors of the Company.
         (d) "Cause" means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, a Participant's willful misconduct or dishonesty, a Participant's willful neglect of duties, or breach of confidentiality and nondisclosure agreements between the Participant and the Company, any of which 'is directly and materially harmful to the business or reputation of the Company or any subsidiary or affiliate.
         (e) "Change in Control" means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Common Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote more than fifty percent (50%) of 'the outstanding Common Stock by any person or by two or more persons acting together. For purposes of this definition, (A) the term "person" means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government, and (B) customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of Common Stock shall be disregarded.
         (f) "Committee" means the committee appointed by the Board to administer the Plan which at all times shall consist of two or more members of the Board. At such time as the Company is subject to the reporting requirements under Section 16(a) of the Exchange Act, each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3.
         (g)      "Common Stock" means the $0.01 par value common stock of the

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                  Company.
         (h) "Company" means Books-A-Million, Inc., a Delaware corporation, and any successors to such corporation.
         (i) "Disability" means a permanent and total disability as determined under procedures established by the Committee for purposes of the Plan. The determination of disability for purposes of the Plan shall not be construed to be an admission of disability for any other purpose.
         (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.
         (k) "Fair Market Value" means, as of any specified date, (i) the mean of the high and low sales prices of the Common Stock reported by the NASDAQ-National Market System on that date,
                  (ii) if the Common Stock is listed on a national stock exchange, the price reported on the stock exchange composite tape for that date, or (iii) if no such price quotation is available, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.
         (1) "Final Award" means the actual award earned for a Performance Period by a Participant, as determined by the Committee at the end of such Performance Period in accordance with Section 7 hereof; provided, however, that the value of a Final Award shall not exceed fifty percent (50%) of a Participant's Total Annual Compensation.
         (m) "Participant" means an individual employee of the Company or its subsidiary who is chosen by the Committee to participate in the Plan.
         (n) "Performance Period" means a period of three consecutive fiscal years of the Company for which Awards are granted, with a new Performance Period beginning on the first day of each fiscal year.
         (o) "Restricted Stock" means Common Stock subject to Awards granted under the Plan.
         (p) "Rule 16b-3" means the exemption under Rule i6b-3 promulgated under Section 16(b) of the Exchange Act or any successor to such rule.
         (q) "Target Award" means the value of the Award to be paid to a Participant with respect to a given Performance Period if the performance goals and other terms for such Performance Period are satisfied.
         (r) "Total Annual Compensation" means the annual cash compensation (including base salary and cash bonus amounts) for a Participant for any single fiscal year, as determined by the Committee, during the three-year period ending immediately prior to the determination of the amount of a Final Award.

         Section 3. Administration. The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons who shall participate in the Plan, to establish performance goals under the Plan, to determine the time when Awards will be granted, and to determine whether objectives and conditions for earning Awards have been met. The Committee shall have full power and authority to administer and interpret the Plan and


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to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an Award under the Plan.

         Section 4. Eligibility and Participation. Participation in the Plan shall be limited to those key management employees of the Company or its subsidiary as the Committee shall determine. Individuals who are chosen to participate in the Plan shall be so notified in writing, and shall be apprised of the performance goals for the relevant Performance Period as soon as is practicable.

         Section 5. Awards Under the Plan: Restricted Stock.

         (a) Awards under the Plan can be made in Restricted Stock, in cash, or in both "Restricted Stock and cash as determined by the Committee in accordance with Section 7 hereof.
         (b) A stock certificate in respect of shares of Restricted Stock issued under the Plan shall be issued in the name of each Participant who receives Restricted Stock. Such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

         The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Books-A-Million, Inc. Executive Incentive Plan. Copies of such Plan are on file in the offices of the Company, 402 Industrial Lane, Post Office Box 19768, Birmingham, Alabama 35219.

         (c) The stock certificates evidencing such shares of Restricted Stock shall be held in custody by the Company until the restrictions thereon shall have lapsed, and the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
         (d) The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
                  (1) Subject to the provisions of this Plan, a Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan until such shares of Restricted Stock have vested as set forth in Section 9 hereof.
                  (ii) Except as provided in Section 5(c), a Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote and to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Common

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                           Stock shall be delivered to the Participant promptly
                           after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

         Section 6. Shares of Stock Reserved Under the Plan.

         (a) There shall be 100,000 shares of Common Stock reserved for issuance under the Plan, and such shares of Common Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Common Stock and from shares of Common Stock which have been reacquired by the Company. Furthermore, any shares of Common Stock subject to an Award which remain unissued after the cancellation or expiration of such Award thereafter shall again become available for use under the Plan.
         (b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and in the number of shares subject 'to Awards of Common Stock granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number.

         Section 7. Award Determination.

         (a) Awards to Participants shall be based upon the accomplishment of specific performance goals. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall designate those eligible employees who will be Participants for the relevant Performance Period, establish performance goals for each Participant for that Performance Period and establish the Target Awards for each Participant, all of which shall be set forth on an Award Schedule for that Performance Period.
         (b) The Committee shall establish performance goals based on one or more criteria, which may include, but shall not be limited to, sales, earnings, earnings per share, total stockholder return, pre-tax earnings, net profits and return on equity. Performance criteria selected by the Committee may vary from Performance Period to Performance Period and from Participant to Participant.
         (c) Within 120 days of the end of the Performance Period, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Based on the level of achievement of the pre-established performance goals, Final Awards (i.e., the actual number of shares of Restricted Stock and amount of cash) shall be determined for each Participant.
         (d) Participants shall not receive any payout when the minimum performance


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                  goals are not achieved; provided, however, that the Committee shall have the right, in its sole discretion, to adjust the performance goals (either up or down) during or following a Performance Period if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's and the Participant's ability to meet them.

         Section  8. Payment and/or Delivery of Final Awards.

         (a) The Committee shall have the authority to determine the extent to which the Final Awards shall be paid in Restricted Stock and/or cash. Subject to the provisions of Section 9 hereof,
                  (i) the issuance of Restricted Stock with respect to a Final Award shall be made as soon as practicable following the determination of Final Awards with respect to a Performance Period in accordance with Section 7(c) hereof, and (ii) the payment of cash, if any, with respect to a Final Award shall be made as soon as practicable following the third anniversary of the end of such Performance Period or at such other time as the Committee determines is appropriate.
         (b) No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments or Restricted Stock under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

         Section 9. Vesting: Termination of Employment.

         (a) Except with respect to a Change in Control, in the event that a Participant's employment terminates for any reason prior to the completion of a Performance Period, such Participant shall not be entitled any Award for such Performance Period.
         (b) In the event that a Participant's employment with the Company or its subsidiary is terminated after the completion of a Performance Period but prior to the third anniversary of the end of such Performance Period by reason of death or Disability or by the Company without Cause, (i) such Participant or such Participant's beneficiary or estate shall be entitled to receive, within ninety (90) days of the event causing termination, any amounts of cash payable with respect to the Final Award for such Performance Period, and (ii) any Restricted Stock issued in the name of such Participant shall immediately vest and all restrictions applicable to such shares shall lapse, or, in the case of death, the Restricted Stock granted to such Participant shall immediately vest in the Participant's beneficiary or estate and all restrictions applicable to such shares shall lapse.
         (c) In the event that a Participant's employment with the Company or its subsidiary is terminated after the completion of a Performance Period but


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                  prior to the third anniversary of the end of such Performance
                  Period for reasons other than death or Disability or by the Company with Cause, (i) such Participant shall not be entitled to any payment of cash with respect to a Final Award for such Performance Period and (ii) any shares of Restricted Stock issued in the name of such Participant with respect to a Final Award for such Performance Period shall be forfeited.

         Section 10. Change in Control.

         (a) In the event of a Change in Control of the Company, a Participant who is an employee of the Company or its subsidiary as of the date of the Change in Control shall be entitled, for Performance Periods which have been completed but with respect to which their respective third anniversaries have not yet occurred, to the full amount of the Final Award for such completed Performance Period(s), determined in accordance with Section 7 hereof.
         (b) In the event of a Change in Control of the Company, a Participant who is an employee of the Company or its subsidiary as of the date of the Change in Control shall be entitled, for the Performance Period(s) which have not yet been completed, to the following amounts:

                  (i) for Performance Periods with respect to which less than one year has been completed, each Participant shall be entitled to an amount equal to one-third (1/3) of such Participant's Target Award for that performance Period;
                  (ii) for Performance Periods with respect to which at least one year but less than two years has been completed, each Participant shall be entitled to an amount equal to two-thirds (2/3) of such Participant's Target Award for that Performance Period; and
                  (iii) for Performance Periods with respect to which at least two years have been completed, each Participant shall be entitled to an amount equal to such Participant's Target Award for that Performance Period.

         (c) Final Awards shall be payable to the Participant as soon as administratively possible, but no later than thirty (30) days following a Change in Control.

         Section 11. Rights of Participants.

                  (a) No Participant shall at any time have a right to be selected for participation in the Plan for any future Performance Period, despite having previously participated in the Plan.
                   (b) Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.


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         Section 12. Amendment or Modification. The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of a Participant, reduce the right of a Participant to receive an Award hereunder to which he or she is otherwise entitled; and, provided further, that unless the stockholders of the Company shall have approved thereof, no amendment of the Plan shall be effective (i) which would increase the maximum amount which can be paid to a Participant under the Plan, (ii) which increases the number of shares of Common Stock which may be issued under the Plan, or (iii) which would disqualify the Plan under Rule 16b-3.

         Section 13. Section 16. It is intended that the Plan and any Awards made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any Award hereunder would disqualify the Plan or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

         Section 14. Miscellaneous.

         (a) The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
         (b) The Company shall have the right to deduct from all payments under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.
         (c) Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.
         (d) In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
         (e) All costs of implementing and administering the Plan shall be borne by the Company.
         (f) All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
         (g) Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or its subsidiary or any other person.
         (h) No Award under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts,

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                  contracts, liabilities, engagements or torts of any person to whom such benefits or funds are or may be payable.
         (i) The Plan is adopted subject to the approval of a majority of the stockholders of the Company present or represented and entitled to vote at a duly held meeting of stockholders and any Award under the Plan prior to such stockholder approval shall be rendered void and of no effect if stockholder approval is not obtained within 12 months of the date of the Plan's adoption by the Board.